Exhibit 10.7
PROGRESS SOFTWARE CORPORATION
COMPENSATION PROGRAM
FOR NON-EMPLOYEE DIRECTORS

A.Amounts of Annual Compensation

•	Annual Board Retainer (cash):	$50,000

•	Additional Annual Non-Executive Chairman Retainer (cash):	$75,000

•	Committee fees (cash):

	Audit Committee:	$25,000 for Chair
$20,000 for Members

	Nominating and Corporate Governance Committee:	$12,500 for Chair
$10,000 for Members

	Compensation Committee:	$25,000 for Chair
$15,000 for Members

	M&A Committee:	$25,000 for Chair
$15,000 for Members
Annual Equity Component:
•$225,000 to be delivered in one installment (as set forth below under “Timing”), consisting of either one-year Deferred Stock Units (“DSUs”) or one-year Restricted Stock Units (“RSUs”) at the option of each director.

•The number of DSUs or RSUs to be issued will be determined by dividing $225,000 by the fair market value of Company common stock on the date of issuance. DSUs and RSUs will vest in a single installment on the date of the next year’s Annual Meeting, subject to continued service on the Board through such date, with full acceleration upon a change in control or upon death or disability.

•DSUs and RSUs will accrue dividends on the same basis as Company common stock.

•DSUs, together with dividends credited on those DSUs, will be settled upon a Director’s separation from service from the Board of Directors or change in control, if earlier, and not upon vesting. At such time, DSUs will be paid out in the form of Company common stock. RSUs, together with dividends credited on those RSUs, will be settled upon vesting. RSUs will be paid out in the form of common stock upon vesting.

Exhibit 10.7
Timing:
•Annual fiscal year cash compensation will be paid in one installment at the Compensation Committee meeting in June, or such other date as determined by the Compensation Committee. Annual DSUs and RSUs will be granted at the Compensation Committee in June, or such other date as determined by the Compensation Committee.

•Cash amounts paid will be pro-rated for partial year service, with a fractional month of service rounded to a whole month. A Director who joins the Board other than on the first day of the fiscal year will be paid a pro-rated amount of the annual fiscal year cash compensation. The same proration rule will also apply to any partial year service on any committee.

B.    Stock Retention Guidelines
All non-employee Directors must hold a number of shares of the Corporation’s common stock having a fair market value equal to at least five times the Annual Cash Retainer, which for purposes of this requirement shall include vested DSUs and unvested RSUs. Directors have five years to attain this guideline from the date of election to the Board.

C.    Miscellaneous
Employee Directors shall not be entitled to participate in the Director Compensation Plan.
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